As filed with the Securities and Exchange Commission on May 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TRANSENTERIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	11-2962080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

635 Davis Drive, Suite 300

Morrisville, NC 27560

(919) 765-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett Farabaugh

Interim Chief Financial Officer

635 Davis Drive, Suite 300

Morrisville, NC 27560

(919) 765-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mary J. Mullany, Esq.

Ballard Spahr LLP

1735 Market Street

51st Floor

Philadelphia, PA 19103

(215) 665-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, par value $0.001 per share, underlying Series C Warrants and Series D Warrants	50,735,292	$0.40	$20,294,116.80	$2,634.18

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Represents shares of common stock issuable upon the exercise of the Registrant’s outstanding Series C Warrants and Series D Warrants issued on March 10, 2020, and registered pursuant to a shelf registration statement on Form S-3 (File No. 333-217865) which was declared effective on May 19, 2017 (the “Prior Registration Statement”) and the shares issuable upon exercise of the Series C Warrants and Series D Warrants were originally offered for sale under the Prior Registration Statement.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act, based upon the average of the high and low sales price of the Registrant’s common stock as reported on the NYSE American on May 14, 2020.

(4)

The shares of common stock issuable upon the exercise of the Series C Warrants and Series D Warrants were previously registered pursuant to the Prior Registration Statement. In connection with such previous registration, the Registrant paid an aggregate registration fee of $17,385. Pursuant to Rule 415(a)(6) under the Securities Act, the portion of filing fees previously paid in connection with the securities being registered hereunder will continue to be applied to the same, and no additional fee is required to be paid for the current registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Registrant has an existing “shelf” registration statement on Form S-3, File No. 333-217865, or the Prior Registration Statement, that was declared effective on May 19, 2017 and which will expire on May 19, 2020 pursuant to Rule 415(a)(5) under the Securities Act. The Common Stock registered hereunder consists of shares of Common Stock issuable upon the exercise of Series C Warrants and Series D Warrants to purchase an aggregate of 50,735,292 shares of Common Stock at an exercise price of $0.68 per share, which Series C Warrants and Series D Warrants, collectively referred to as the Warrants, were previously issued in connection with our March 10, 2020 public offering, or the 2020 Public Offering, an aggregate of 14,121,766 Class A Units at a public offering price of $0.68 per Class A Unit and 7,937,057 Class B Units at a public offering price of $0.68 per Class B Units. Each Class A Unit consisted of one share of our Common Stock, one warrant to purchase one share of Common Stock that expires on the first anniversary of the date of issuance, or collectively, the Series C Warrants, and one warrant to purchase one share of Common Stock that expires on the fifth anniversary of the date of issuance, or collectively, the Series D Warrants. Each Class B Unit consisted of one share of Series A Convertible Preferred Stock, par value $0.01 per share, or the Series A Preferred Stock, convertible into one share of Common Stock, a Series C Warrant to purchase one share of Common Stock and a Series D Warrant to purchase one share of Common Stock.

The Registrant is filing this new Registration Statement on Form S-1 for the sole purpose of ensuring that an effective Registration Statement covers the exercise of the outstanding Series C Warrants and Series D Warrants. In accordance with SEC rules, the Registrant may continue to offer and sell securities being registered hereunder during the grace period afforded by Rule 415(a)(5). Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the effective date of this Registration Statement. If the Registrant sells any securities being registered hereunder during the grace period, the Registrant will identify in a pre-effective amendment to this Registration Statement the new amount of securities to be carried forward to this Registration Statement in reliance upon Rule 415(a)(6).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2020

Prospectus

25,367,646 Shares of Common Stock Underlying the Series C Warrants

25,367,646 Shares of Common Stock Underlying the Series D Warrants

This prospectus relates to the issuance of up to 50,735,292 shares of common stock of the Company, par value $0.001 per share, or the Common Stock, available for issuance upon the exercise of 25,367,646 Series C Warrants and 25,367,646 Series D Warrants previously issued as part of the Company’s public offering of units that was completed on March 10, 2020.

Each Series C Warrant has an initial exercise price of $0.68 per share and may be exercised in cash, or if at the time of exercise there is no effective registration statement registering the underlying shares of Common Stock, or the prospectus contained in such registration statement is not available for the issuance of such shares, then by a cashless exercise, for shares of Common Stock, at the election of the holder, at any time beginning on March 10, 2020, the date of issuance, and from time to time thereafter, through and including the first anniversary of the issuance date. The Series D Warrants have identical terms except that the term of the Series D Warrants is five years from the date of issuance.

We may receive up to $34.5 million upon the exercise of the Series C Warrants and the Series D Warrants, if and when the warrant holders elect to exercise such Warrants for cash. We will not receive any proceeds from the sale of the underlying Common Stock by the holders of the Warrants. Any amounts received from such exercises will be used for working capital and other general corporate purposes. All costs and expenses incurred in connection with the registration of the offering made hereby will be paid by us.

The registration of these shares does not necessarily mean that any holder of a Series C Warrant or Series D Warrant will exercise such Warrant or that the underlying shares of Common Stock will be offered or sold by such holder.

Our Common Stock is traded on the NYSE American under the symbol “TRXC.” On May 14, 2020, the closing price of our Common Stock was $0.39 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated    , 2020

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. As used herein, the terms “Company,” ”we,” “our,” or “us” each includes TransEnterix, Inc. and its subsidiaries, TransEnterix Surgical, Inc., Safestitch LLC, TransEnterix International, Inc., TransEnterix Italia, S.r.l., TransEnterix Europe S.à.R.L, TransEnterix Asia Pte. Ltd., TransEnterix Taiwan Ltd, TransEnterix Japan KK, TransEnterix Israel Ltd. and TransEnterix Netherlands, B.V.

Company Overview

We are a medical device company that is digitizing the interface between the surgeon and the patient in laparoscopy to increase control and reduce surgical variability in today’s value-based healthcare environment. We are focused on the market development for and commercialization of the Senhance™ Surgical System, which digitizes laparoscopic minimally invasive surgery, or MIS. The Senhance System is the first and only digital, multi-port laparoscopic platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including 3 millimeter microlaparoscopic instruments, eye-sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy.

The Senhance System is commercially available in Europe, the United States, Japan, Taiwan and select other countries.

•	The Senhance System has a CE Mark in Europe for adult and pediatric laparoscopic abdominal and pelvic surgery, as well as limited thoracic surgeries excluding cardiac and vascular surgery.

•

In the United States, we received 510(k) clearance from the FDA for use of the Senhance System in laparoscopic colorectal and gynecologic surgery in a total of 28 indicated procedures, including benign and oncologic procedures, laparoscopic inguinal hernia and laparoscopic cholecystectomy (gallbladder removal) surgery.

•	In Japan, we received regulatory approval and reimbursement for 98 laparoscopic procedures.

During 2018 and 2019, we successfully obtained FDA clearance and CE Mark for our 3 millimeter diameter instruments, our Senhance ultrasonic system, our 3 millimeter and 5 millimeter hooks, and the Senhance articulating system. The 3 millimeter instruments enable the Senhance System to be used for microlaparoscopic surgeries, allowing for tiny incisions. The ultrasonic system is an advanced energy device used to deliver controlled energy to ligate and divide tissue, while minimizing thermal injury to surrounding structures. The Senhance articulating system was launched in Europe in November 2019 and we are evaluating our pathway forward to launch such a system in the United States with a planned submission for US clearance at the end of 2020, although we estimate that this timing may shift to the first quarter of 2021 due to delays related to the COVID-19 pandemic.

In January 2020, we submitted an application to the FDA seeking clearance of the first machine vision system for robotic surgery (Intelligent Surgical Unit). We believe it is the first such FDA submission seeking clearance for machine vision technology in abdominal robotic surgery. On March 13, 2020, we announced that we have received FDA clearance for the Intelligent Surgical Unit.

In February 2020, we received CE Mark for the Senhance System and related instruments for pediatric use indications in CE Mark territories.

From our inception, we devoted a substantial percentage of our resources to research and development and start-up activities, consisting primarily of product design and development, clinical studies, manufacturing, recruiting qualified personnel and raising capital. We expect to continue to invest in research and development and market development as we implement our strategy.

Since inception, we have been unprofitable. As of March 31, 2020, we had an accumulated deficit of $680.2 million. Due to a decline in market conditions and changes in our forecast, we tested our goodwill and in-process research & development (“IPR&D”) for potential impairment as of September 30, 2019. During the third quarter of 2019, we determined that the carrying value of both our goodwill and IPR&D were impaired, and recorded impairment charges of $79.0 million and $7.9 million, respectively. We operate in one business segment.

On December 11, 2019, following receipt of approval from stockholders at a special meeting of stockholders held on the same day, we filed an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-thirteen, or the Reverse Stock Split. Our Common Stock began trading on a split-adjusted basis on NYSE American on the morning of December 12, 2019. No fractional shares were issued in connection with the Reverse Stock Split. Instead, we rounded up each fractional share resulting from the Reverse Stock Split to the nearest whole share. Unless otherwise noted, all share and per share data referenced in this prospectus have been retroactively adjusted to reflect the Reverse Stock Split. Certain amounts in the financial statements, the notes thereto, and elsewhere in this prospectus, may be slightly different than previously reported due to rounding of fractional shares as a result of the Reverse Stock Split.

Restructuring and COVID 19 Impact

Despite the number of advances and regulatory clearances received in 2018 and 2019, our Senhance System sales in 2019 were disappointing. Adoption of new technologies, particularly for capital intensive devices such as the Senhance System can be slow and uneven as market development and commercial development is time-consuming and expensive. We have determined to refocus our resources and efforts in 2020 on market development activities to increase awareness of:

•	the benefits of the use of the Senhance System in laparoscopic surgery;

•	the digitization of high volume procedures using the Senhance System;

•	the indications for use, including pediatric indications of use in CE Mark territories; and

•	the overall cost efficiency of the Senhance System

We intend to focus on markets with high utilization of laparoscopic technique, including Japan, Western Europe and the United States. Our focus will be on (1) increasing the number of placements of the Senhance System, not necessarily through sales, but through leasing arrangements, (2) increasing the number of procedures conducted using the Senhance System quarter over quarter, and (3) solidifying key opinion leader support and publications related to the use of the Senhance System in laparoscopic procedures. During this period we will not focus on revenue targets, especially in the United States.

During the fourth quarter of 2019, we announced the implementation of a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. Under the restructuring plan, we reduced headcount primarily in the sales and marketing functions and determined that the carrying value of our inventory exceeded the net realizable value due to a decrease in expected sales. The restructuring charges amounted to $8.8 million, of which $7.4 million was an inventory write down and was included in cost of product revenue and $1.4 million related to employee severance costs and was included as restructuring and other charges in the consolidated statements of operations and comprehensive loss, during the fourth quarter of 2019. During March 2020, we continued our restructuring with additional headcount reductions which resulted in $0.9 million related to severance costs which are expected to be paid in 2020.

In addition, in December 2019, a novel strain of coronavirus, or COVID-19, was reported in Wuhan, China and has since extensively impacted the global health and economic environment. In March 2020, the World Health Organization characterized COVID-19 as a pandemic. We have taken steps, and will continue to take further actions, in our approach to minimizing the impact of the COVID-19 pandemic on our business. As a result of the COVID-19 pandemic, in March 2020, to ensure the health and well-being of our employees, we implemented work from home at all of our facilities. We have also implemented cost containment strategies across all areas of our organization, including continued curtailment of Company travel, canceling of trade shows for 2020 and salary reductions for senior management and certain groups of our field-based employees. In March 2020, the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was passed in the United States. In April 2020, we received funding under a promissory dated April 18, 2020 evidencing an unsecured non-recourse loan under the Paycheck Protection Program.

We continue to review the CARES Act and other applicable government-related legislation aimed at assisting businesses during the COVID-19 pandemic. Given the dynamic nature of this health emergency, the full impact of the COVID-19 pandemic on our ongoing business, results of operations and overall financial performance cannot be reasonably estimated at this time.

Material Changes

There have been no material changes in our affairs since the end of the latest fiscal year for which audited financial statements were included in the latest Annual Report on Form 10-K and that have not been described in a Quarterly Report on Form 10-Q or Current Report on Form 8-K filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Company Information

We were organized as a Delaware corporation on August 19, 1988. Our principal executive offices are located at 635 Davis Drive, Suite 300, Morrisville, NC 27560 and our phone number is (919) 765-8400.

THE OFFERING

We are offering 50,735,292 shares of Common Stock which are issuable upon the exercise of our outstanding Series C Warrants and Series D Warrants to purchase shares of our Common Stock.

In order to obtain the shares of Common Stock underlying the Series C Warrants or the Series D Warrants, holders must pay the exercise price of $0.68 per share, unless an effective registration statement registering the underlying shares of Common Stock, or the prospectus contained in such registration statement is not available for the issuance of such shares, then the holder may exercise through a cashless exercise. The Series C Warrants and the Series D Warrants may be exercised at any time beginning on March 10, 2020, the date of issuance, and from time to time thereafter, through and including the first anniversary of the issuance date for the Series C Warrants, and the fifth anniversary of the date of issuance for the Series D Warrants.

We may receive up to $34.5 million upon the exercise of the Series C Warrants and the Series D Warrants, if and when the warrant holders elect to exercise such Warrants for cash. We will not receive any proceeds from the sale of the underlying Common Stock. Please see the section titled “Plan of Distribution” on page 16 for more information regarding the distribution of the Warrants. Please refer to “Description of Securities,” beginning on page 10 for the description of the Series C Warrants and the Series D Warrants.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Exchange Act. Such forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Many factors could cause our actual operations or results to differ materially from the operations and results anticipated in forward-looking statements. These factors include, but are not limited to:

•	our history of operating losses;

•	our need to obtain additional funding to continue our operations;

•	the impact of the coronavirus (COVID-19) pandemic on our operating results;

•	our ability to successfully transition from a research and development company to a company focused on market development activities and sales and distribution of our products;

•	our ability to successfully develop, clinically test and commercialize our products;

•	our ability to identify and pursue development of additional products;

•	the timing and outcome of the regulatory review process for our products;

•	competition from existing and new market entrants;

•	the impact of foreign currency fluctuations on our financial results;

•	our ability to attract and retain key management, marketing and scientific personnel;

•	our ability to successfully prepare, file, prosecute, maintain, defend and enforce patent claims and other intellectual property rights; and

•	changes in the health care and regulatory environments of the United States, Europe and other jurisdictions in which we operate.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. These risks should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in this prospectus. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks. All forward-looking statements in this prospectus speak only as of the date made and are based on our current beliefs and expectations. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

These factors should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in this prospectus. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks. All forward-looking statements in this prospectus speak only as of the date made and are based on our current beliefs and expectations. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and incorporated by reference herein, together with all of the other information in, or incorporated by reference in, this prospectus, including our financial statements and related notes incorporated by reference herein, before making an investment decision. If any of these risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our Common Stock could decline and you could lose part or all of your investment.

We have a history of operating losses, and we may not be able to achieve or sustain profitability. In addition, we may be unable to continue as a going concern.

We have a limited operating history. We are not profitable and have incurred losses since our inception. Management concluded that substantial doubt exists about our ability to continue as a going concern as a result of anticipated capital needs as well as past recurring losses and an accumulated deficit. Our independent registered public accounting firm also included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2019 with respect to this uncertainty. Our accumulated deficit was $680.2 million as of March 31, 2020, and our working capital was $26.9 million as of March 31, 2020. We believe that our existing cash and cash equivalents, together with cash received from product and instrument sales and leases will be sufficient to meet our anticipated cash needs into the fourth quarter of 2020.

We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we continue to develop and commercialize our products. We will continue to incur research and development and general and administrative expenses related to our operations, and sales and marketing expenses to support our commercial activities, as restructured. Even if we are successful in reducing our expenses or achieving profitability in the future, we may not be able to sustain profitability in subsequent periods.

The coronavirus (COVID-19) pandemic has negatively impacted our operations.

We have facilities located in the United States, Israel, Japan, and Italy. All of our facilities are in locations that are subject to, or have been subject to, stay-at-home or shelter-in-place orders. Our employees are working from home wherever possible. Our Senhance Systems are manufactured at a contract manufacturing facility in Milan. With the quarantine in Northern Italy, the assembly of new units has been disrupted. A variety of travel restrictions, have caused a delay in our product installation and training activities in recent weeks, and are expected to continue. Elective surgeries have been halted in the United States and Europe and only limited procedures are being done in Japan. This has significantly impacted our ability to place our Senhance Systems, provide training, and increase the use of the Senhance Systems in place.

The global spread of COVID-19 and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the effect on our customers and customer demand for Senhance systems and the ability to provide training services; and disruptions or restrictions on our employees’ ability to work and travel. In addition, any preventative or protective actions that governments implement or that we take in respect of COVID-19, such as travel restrictions or stay-at-home orders, may interfere with the ability of our employees, vendors and contract manufacturers to perform their respective responsibilities and obligations relative to the conduct of our business. Such results could have a material adverse effect on our operations, business, financial condition, results of operations, or cash flows.

We believe the COVID-19 pandemic will continue to harm our operations and negatively impact our ability to implement our market development efforts, which will have a negative effect on our financial condition.

We announced a restructuring plan to reduce our operating expenses prior to the COVID-19 pandemic, and have instituted additional reductions in response to the COVID-19 pandemic. We may not achieve some or all of the expected benefits of our restructuring plan and the restructuring may adversely affect our business.

Following the disappointing 2019 commercial results, we restructured our organization to focus on market development and increasing use of the Senhance System, rather than focusing on building our sales team. Our restructuring, which included employee reductions is designed to re-align our commercial organization through re-prioritization of certain geographical markets and to implement operational excellence through strategic reallocation of resources. The COVID-19 pandemic has caused, among other things, a global reduction in elective surgery which has had a significant impact on our market development activities. In addition, we have implemented salary reductions, canceled all 2020 trade show participation and significantly reduced our travel expenses in response to the COVID-19 pandemic’s impact on our business. We may continue to encounter unexpected costs while implementing our restructuring and may not be successful in reducing our operating expenses as much as needed. We may undertake additional restructurings in the future. Implementation of a restructuring plan is costly and disruptive to our business, and we may not be able to obtain the estimated cost savings and benefits that were initially anticipated in connection with our restructuring in a timely manner or at all. Additionally, as a result of any restructuring, we may experience a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods. Reorganization and restructuring can require a significant amount of management and other employees’ time and focus, which may divert attention from operating and growing our business. Any failure to properly execute the restructuring plans could result in total costs that are greater than expected and cause us not to achieve the expected long-term operational benefits and adversely affect our financial condition, operating results and future operations.

Under the restructuring plan, we determined that the carrying value of our inventory exceeded the net realizable value due to a decrease in expected sales. The restructuring charges amounted to $8.8 million for the year ended December 31, 2019, of which $7.4 million was an inventory write down based on management’s estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Significant items subject to such estimates and assumptions include identifiable intangible assets, contingent consideration, warrant liabilities, stock compensation expense, revenue recognition, accounts receivable reserves, excess and obsolete inventory reserves, inventory classification between current and non-current, and deferred tax asset valuation allowances. We cannot assure you that additional write downs or other charges related to any management estimates will not be needed.

We will require substantial additional funding in the future, which may not be available to us on acceptable terms, or at all.

We do not anticipate that the net proceeds of prior equity financings will be sufficient to support development of our products and product candidates and provide us with the necessary resources to commercialize the Senhance System and other products through the lengthy sales cycle. We intend to advance multiple additional products through clinical and pre-clinical development in the future. We believe we will need to raise substantial additional capital in order to continue our operations and achieve our business objectives.

We have an effective shelf registration statement, that was declared effective on February 10, 2020 registering up to $150 million of our securities. As of the date of this prospectus, we had approximately $124 million available for future financings under such shelf registration statement, but we are subject to the rules governing smaller reporting companies and the use of a shelf registration statement. We cannot assure you that we will be successful in obtaining such additional financing on terms acceptable to the Company or at all.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the costs of our Senhance System market development, commercialization and development activities;

•	the costs and timing of seeking and obtaining FDA and other non-U.S. regulatory clearances and approvals for our products in development;

•	the costs associated with our manufacturing capabilities;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, products and technologies;

•	the economic and other terms and timing of our existing licensing arrangement and any collaboration, licensing or other arrangements into which we may enter in the future;

•	the effect of competing technological and market developments;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems, quality systems and information technology systems; and

•	our ability to maintain, expand and defend the scope of our intellectual property portfolio.

Until we generate a sufficient amount of revenue to finance our cash requirements, which may never occur, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our research and development programs. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution; and debt financing, if available, may involve restrictive covenants that limit our operations. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products or grant licenses on terms that may not be favorable to us.

The exercise of our outstanding warrants will dilute stockholders and could decrease our stock price.

The existence of our outstanding warrants, including the outstanding remaining Series B Warrants and the Series C Warrants and Series D Warrants, may adversely affect our stock price due to issuances of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of Common Stock or warrants, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding warrants, or any future issuance of additional shares of Common Stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our Common Stock, may result in significant dilution to our stockholders and may decrease our stock price.

We identified a material weakness in our internal control over financial reporting related to our preparation, documentation and review of the income tax provision in accordance with GAAP. We may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2019, we identified a material weakness in our internal control over financial reporting related to our income tax provision and related accounting and disclosures. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As of December 31, 2019, we did not maintain effective controls relating to the income tax accounting and disclosures for the significant components of deferred tax assets and liabilities related to a foreign non-recurring transaction, and such material weakness has not yet been remediated as of March 31, 2020.

Based on this finding, management is implementing a remediation plan to address the control deficiency that led to the material weakness. The remediation plan includes implementing specific review procedures, including strengthening our income tax control with improved documentation standards, technical oversight and training.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we are unable to successfully remediate our existing or any future material weakness in our internal control over financial reporting, or identify any additional material weaknesses that may exist, the accuracy and timing of our financial reporting may be adversely affected. Additionally, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports as well as applicable stock exchange listing requirements. We may be unable to prevent fraud, investors may lose confidence in our financial reporting, and our stock price may also decline. Our reporting obligations as a public company could place a significant strain on our management, operational and financial resources and systems for the foreseeable future and may cause us to fail to timely achieve and maintain the adequacy of our internal control over financial reporting.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate. Because of its inherent limitations, internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. As a result, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. We cannot assure you that the measures we are currently undertaking or may take in the future will be sufficient to maintain effective internal controls or to avoid potential future deficiencies in internal control, including material weaknesses. In addition, failing to maintain effective disclosure controls and internal controls over financial reporting could have a material and adverse effect on our business and operating results and could cause a decline in the price of our securities.

USE OF PROCEEDS

Assuming the full exercise of all outstanding Series C Warrants and Series D Warrants for cash, we will receive up to $34.5 million. We intend to use any proceeds received from the exercise of the Warrants for working capital and general corporate purposes. There is no assurance that the holders of the outstanding Series C Warrants and Series D Warrants will elect to exercise any or all of the Warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Series C Warrants and the Series D Warrants registered herein is determined by reference to the exercise price of the Series C Warrants and Series D Warrants of $0.68 per share.

DILUTION

If the Series C Warrants and the Series D Warrants are exercised, your interest will be diluted immediately to the extent of the difference between the exercise price and the as adjusted net tangible book value per share of our Common Stock after this offering.

The net tangible book value of our shares of Common Stock as of March 31, 2020 was approximately $39.2 million, or approximately $0.83 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of our Common Stock outstanding. Dilution per share represents the difference between the per share exercise price paid by holders of the Series C Warrants and the Series D Warrants, assuming that the Warrants are exercised for cash, and the net tangible book value per share of our Common Stock.

After giving effect to the exercise for cash of all outstanding Series C Warrants and Series D Warrants at an exercise price of $0.68 per share, and after deducting estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately $73.7 million, or approximately $0.75 per share. This represents an immediate dilution in net tangible book value of approximately $0.08 per share to our existing stockholders, and an immediate increase in as adjusted net tangible book value of approximately $0.07 per share to the holders of the outstanding Series C Warrants and Series D Warrants, as illustrated by the following table:

Exercise price per share of Warrants	0.68
Net tangible book value per share as of March 31, 2020	$0.83
Dilution per share attributable to existing stockholders upon the exercise of all outstanding Warrants for cash	$0.08

As adjusted net tangible book value per share as of March 31, 2020 after giving effect to the exercise of all outstanding Warrants for cash	0.75
Increase in net tangible book value per share to holders of Warrants upon the exercise of all outstanding Warrants for cash	0.07

The information above is based on 47,078,314 shares of our Common Stock outstanding as of March 31, 2020, and excludes, as of such date:

•	1,741,022 shares of Common Stock issuable upon the exercise of outstanding options granted under our equity compensation plans at a weighted average exercise price of $32.09 per share;

•	638,102 shares of Common Stock issuable upon the exercise of outstanding warrants, other than the Series C Warrants and the Series D Warrants at a weighted average exercise price of $2.70 per share;

•	285,595 shares of Common Stock issuable upon vesting of outstanding restricted stock units; and

•	4,884,114 shares of Common Stock issuable upon conversion of outstanding preferred stock.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 750,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

On December 11, 2019, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, or the Amendment. The Amendment was filed to effectuate the Reverse Stock Split. Pursuant to the Reverse Stock Split, at the effective time each thirteen shares of Common Stock issued and outstanding were combined into one validly issued, fully paid and non-assessable share of Common Stock. The par value of our Common Stock remains $0.001 per share. Any fractional shares resulting from the Reverse Stock Split were rounded to the nearest whole share.

Of the authorized Common Stock, as of March 31, 2020, there were 47,078,314 shares outstanding, and there were 58,284,128 shares of our Common Stock reserved for the exercise of outstanding stock options, conversion of outstanding preferred stock, warrants and restricted stock units. There were approximately 192 record holders as of March 31, 2020.

Subject to the prior rights of the holders of any shares of preferred stock which may be issued in the future, the holders of our Common Stock are entitled to receive dividends from our funds legally available therefor when, as and if declared by our Board of Directors, or Board, and are entitled to share ratably in all of our assets available for distribution to holders of our Common Stock upon the liquidation, dissolution or winding-up of our affairs, subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our Common Stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our Common Stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our Common Stock do not have cumulative voting rights, which mean that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our Common Stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our Common Stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock & Transfer Company.

Listing

The shares of our Common Stock are currently listed on the NYSE American under the symbol “TRXC.”

Series C Warrants and Series D Warrants

The material terms and provisions of the Series C Warrants and the Series D Warrants being registered pursuant to this registration statement are summarized below. The Warrants are governed initially by one or more global warrants and by a warrant agency agreement, or the Warrant Agency Agreement, dated as of March 10, 2020, by and between us and Continental Stock Transfer & Trust Company, as Warrant Agent. The summary below of the Series C Warrants, Series D Warrants and the Warrant Agency Agreement is subject to and qualified in its entirety by the form of global warrant and the Warrant Agency Agreement, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should review a copy of the form of global warrant and of the Warrant Agency Agreement for a complete description of the terms and conditions applicable to the Warrants.

Form; Warrant Agency Agreement

The Series C Warrants and the Series D Warrants were issued in book entry form to the investors and are initially represented by one or more global warrants deposited with the Warrant Agent pursuant to the Warrant Agency Agreement. Each holder has the right to request that the Warrant Agent issue a warrant certificate evidencing the Series C Warrants or the Series D Warrants held by such holder by delivering a warrant certificate request notice and following the other requirements set forth in the Warrant Agency Agreement.

General Terms of the Series C Warrants

There are 25,367,646 Series C Warrants outstanding as of the date of this prospectus. Each Series C Warrant represents the right to purchase one share of Common Stock at an initial exercise price of $0.68 per share. Each Series C Warrant may be exercised for cash, or if at the time of exercise there is no effective registration statement registering the underlying shares of Common Stock, or the prospectus contained in such registration statement is not available for the issuance of such shares, then by a cashless exercise, at any time beginning on the date of issuance and from time to time thereafter through and including the first anniversary of the issuance date.

The Series C Warrants were exercisable upon issuance and will expire on the one-year anniversary of issuance. The Series C Warrants are exercisable in whole or in part by delivering to the Warrant Agent a completed instruction form for exercise and complying with the requirements for exercise imposed by the Warrant Agent, The Depository Trust Company and the terms of the Series C Warrant. If a Series C Warrant is held in certificated form, the Series C Warrant may be exercised in whole or in part by delivering a warrant exercise form to us and complying with the requirements for exercise under the terms of the Series C Warrant. Payment of the exercise price may be made in cash or, if applicable, pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Series C Warrant.

General Terms of the Series D Warrants

There are 25,367,646 Series D Warrants outstanding as of the date of this prospectus. Each Series D Warrant represents the right to purchase one share of Common Stock at an initial exercise price of $0.68 per share. Each Series D Warrant may be exercised for cash, or if at the time of exercise there is no effective registration statement registering the underlying shares of Common Stock, or the prospectus contained in such registration statement is not available for the issuance of such shares, then by a cashless exercise at any time beginning on the date of issuance and from time to time thereafter through and including the fifth anniversary of the issuance date.

The Series D Warrants were exercisable upon issuance and will expire on the five-year anniversary of issuance. The Series D Warrants are exercisable in whole or in part by delivering to the Warrant Agent a completed instruction form for exercise and complying with the requirements for exercise imposed by the Warrant Agent, The Depository Trust Company and the terms of the Series D Warrant. If a Series D Warrant is held in certificated form, the Series D Warrant may be exercised in whole or in part by delivering a warrant exercise form to us and complying with the requirements for exercise under the terms of the Series D Warrant. Payment of the exercise price may be made in cash or, if applicable, pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Series D Warrant.

Additional Terms for Warrants

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Series C Warrants or the Series D Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

Failure to Timely Deliver Shares

If we fail to deliver to the holder a certificate representing shares issuable upon exercise of a Series C Warrant or the Series D Warrant or to credit the holder’s balance account with Depository Trust Company for such number of shares of Common Stock to which the holder is entitled upon the holder’s exercise of the Warrant, in each case, by the delivery date set forth in the applicable Warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the holder of the Warrant shares which the holder anticipated receiving upon such exercise, or a Buy-In, then we shall (A) pay in cash to the holder the amount, if any, by which

(x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable Warrant and equivalent number of Warrant shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of Common Stock that would have been issued had we timely complied with our exercise and delivery obligations.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of a Series C Warrant or Series D Warrant if the holder (together with its Attribution Parties (as defined in each of the Warrants)) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Series C Warrants and the Series D Warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of Common Stock, stock dividends, stock splits, and combinations of our Common Stock.

Dividends or Distributions

If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of our Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the Warrants, then, in each such case, the holders of the Series C Warrants and the Series D Warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of Common Stock acquirable upon complete exercise of the Warrants.

Purchase Rights

If we grant, issue or sell any shares of our Common Stock or securities exercisable for, exchangeable for or convertible into our Common Stock, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our Common Stock, referred to as Purchase Rights, then each holder of the Series C Warrants and the Series D Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete exercise of the applicable Warrant immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transaction

If a Fundamental Transaction (as defined in the Series C Warrants and the Series D Warrants and described below) occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Series C Warrants and the Series D Warrants with the same effect as if such successor entity had been named in the Warrant itself. Additionally, upon consummation of a Fundamental Transaction pursuant to which holders of shares of our Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of our Common Stock, we will make appropriate provision to ensure that the holder will thereafter have the right to receive upon an exercise of the Series C Warrants and the Series D Warrants at any time after the consummation of the Fundamental Transaction but prior to the applicable expiration date of the Series C Warrants and the Series D Warrants, in lieu of shares of our

Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the applicable Warrant prior to such Fundamental Transaction, at the option of each holder (without regard to any limitation on the exercise of the Series C Warrants and the Series D Warrants, as applicable), the number of shares of Common Stock of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration which the holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Series C Warrants or the Series D Warrants been exercised immediately prior to such Fundamental Transaction.

However, if the Fundamental Transaction is not within our control, including not approved by our board of directors, the holder will only be entitled to receive from us or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Series C Warrant or Series D Warrant, that is being offered and paid to the holders of our Common Stock in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction.

If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Series C Warrants and the Series D Warrants, as applicable, following such Fundamental Transaction. These provisions apply similarly and equally to successive Fundamental Transactions and other corporate events described in the Series C Warrants and the Series D Warrants and will be applied without regard to any limitations on the exercise of the Warrant.

In the event of certain Fundamental Transactions, at the request of the holder, we or the successor entity shall purchase the unexercised portion of the Series C Warrants and the Series D Warrants from the holder by paying to the holder, on or prior to the second trading day after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black-Scholes Value (as defined below) of the remaining unexercised portion of the Series C Warrants and the Series D Warrants on the date of such Fundamental Transaction.

Authorized Shares

During the period the Series C Warrants and the Series D Warrants are outstanding, we will reserve from our authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of 100% of the shares of Common Stock underlying the Warrants upon the exercise of the Warrants.

Transferability

Subject to applicable laws, the Series C Warrants and the Series D Warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the Series C Warrants and the Series D Warrants and a trading market is not expected to develop.

Rights as a Stockholder

Except as otherwise provided in the Series C Warrants and the Series D Warrants or by virtue of a holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, unless and until they exercise their Warrants.

Amendments

Each Series C Warrant and Series D Warrant may be amended with the written consent of the holder of such Warrant and us.

Listing

There is no established public trading market for the Series C Warrants or the Series D Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series C Warrants or the Series D Warrants on any national securities exchange.

Forum Selection

The Series C Warrants and Series D Warrants each sets the state and federal courts sitting in the City of New York, Borough of Manhattan as the exclusive forum for any legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Series C Warrants and Series D Warrants, respectively, referred to as the New York Forum Provision; provided, however, that this New York Forum Provision does not apply to any actions arising under the Securities Act or the Exchange Act. The New York Forum Provision may impose additional litigation costs on stockholders in pursuing such claims, particularly if the stockholders do not reside in or near the State of New York. Additionally, the New York Forum Provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes arising under the Series C Warrants or Series D Warrants, as applicable, which may discourage the filing of such lawsuits.

Definitions

“Black Scholes Value” means the value of the Series C Warrants or the Series D Warrants, as applicable, based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the trading day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, and (E) a zero cost of borrow.

“Fundamental Transaction” means (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another Person, (ii) we (and all of our subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of our Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

PLAN OF DISTRIBUTION

We are registering 50,735,292 shares of our Common Stock underlying the outstanding Series C Warrants and Series D Warrants previously issued in our 2020 Public Offering, and previously registered pursuant to the Prior Registration Statement.

The Common Stock issuable upon the exercise of the Series C Warrants and Series D Warrants will not be offered through underwriters, or brokers or dealers. We will not pay any compensation in connection with the offering of the shares upon exercise of the Series C Warrants or Series D Warrants.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby have been passed upon by Ballard Spahr LLP.

EXPERTS

The Company’s consolidated financial statements as of December 31, 2019 and 2018, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov. You may also inspect our SEC reports and other information at our website at www.transenterix.com. Information on or accessible through our website is not a part of this registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents containing such information. This prospectus is part of a registration statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the registration statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information and information contained in documents filed earlier with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering; provided, that we are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020;

•

our Current Reports on Form 8-K filed with the SEC on January 3, 2020 (Item 5.02); January  6, 2020 (Item 2.02); January  22, 2020 (Item 8.01); January  30, 2020 (Item 8.01); January  31, 2020 (Item 8.01); February  10, 2020 (Items 1.01, 8.01 and 9.01); February  12, 2020 (Item 8.01); February  25, 2020 (Items 1.01, 3.03 and 9.01); February  28, 2020 (Items 8.01 and 9.01); March  2, 2020 (Item 8.01); March  6, 2020 (Items 1.01, 3.03, 5.03, 8.01 and 9.01); April  28, 2020 (Item 1.01, 2.03 and 9.01); May  6, 2020 (Items 1.01 and 9.01), and May 11, 2020 (Item 8.01);

•	our proxy statement for the Annual Meeting of Stockholders to be held on June 8, 2020, filed with the SEC on April 27, 2020; and

•

the description of our Common Stock contained in the Registration Statement on Form 8-A filed on April 7, 2014, and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

We will furnish to you, on written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to these documents. You may request a copy of these filings at no cost by writing or telephoning our Secretary at the following address and telephone number:

TransEnterix, Inc.

Attention: Joshua Weingard, Chief Legal Officer and Secretary

635 Davis Drive, Suite 300

Morrisville, NC 27560

Telephone No.: (919) 765-8400

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by us in connection with the offerings described in this Registration Statement. All amounts are estimates, except for the SEC registration fee.

SEC registration fee	$2,634.18
Legal fees and expenses	10,000.00
Accounting fees and expenses	5,000.00
Printer costs and expenses	$2,365.82

Total	$20,000.00

Item 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law (DGCL) and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions (i.e., actions brought by or on behalf of the corporation), except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our bylaws provide for the indemnification described above and requires that any such indemnification only be made by the Company upon a determination that the applicable standard of conduct has been met, which determination shall be made (a) by the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

Our bylaws also authorize the Board of Directors, in its discretion, to pay the expenses of any such action in advance of the final disposition of such action upon a written undertaking by such indemnitee to repay such amounts if it shall ultimately be determined that he or she is not entitled to indemnification under the standard set by the DGCL and our bylaws.

Section 102(b)(7) of the DGCL permits, and the Company’s Amended and Restated Certificate of Incorporation provide, that no director shall be personally liable to the Company or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Company or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption); and

•	from any transaction from which the director derived an improper personal benefit.

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide indemnification to each director or executive officer (the “Indemnitee”) against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee, or on his or her behalf if the Indemnitee is, or is threatened to be made, a party to or participant in any proceeding related to his or her status as a director and/or executive officer of the Company, as long as the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. For proceedings by or in the right of the Company, indemnification is provided as set forth above; provided, however, if applicable law so provides, no indemnification against such expenses will be made in respect of any claim, issue or matter in such proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

Section 145(g) of the DGCL grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)    Exhibits:

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 9, 2013 and incorporated herein by reference)

3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 1, 2014 and incorporated by reference herein)

Exhibit Number	Description

3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 11, 2019 and incorporated by reference herein)

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 9, 2013 and incorporated by reference herein)

4.1	Specimen Certificate for Common Stock of Registrant (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3, File No. 333-236200, filed with the SEC on January 31, 2020, and incorporated by reference herein)

4.2	Form of Series C Warrant and Series D Warrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 6, 2020 and incorporated by reference herein)

4.4	Form of Warrant Agent Agreement (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 6, 2020 and incorporated by reference herein)

10.1 +	Employment Agreement, dated March 6, 2018, and effective as of March 1, 2018, by and between the Registrant and Anthony Fernando (filed as Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 8, 2018 and incorporated by reference herein)

10.2 +	Employment Agreement, dated August 15, 2018, and effective as of August 31, 2018, by and between the Registrant and Eric Smith (filed as Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on February 27, 2019 and incorporated by reference herein)

10.3.1 +	Amended and Restated Employment Agreement, dated March 6, 2018, and effective as of March 1, 2018, by and between the Registrant and Todd M. Pope (filed as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 8, 2018 and incorporated by reference herein)

10.3.2 +	Separation Agreement and General Release, dated November 8, 2019, by and between the Registrant and Todd M. Pope (filed as Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2019 and incorporated by reference herein)

10.4.1 +	Employment Agreement, dated March 6, 2018, and effective as of March 1, 2018, by and between the Registrant and Joseph P. Slattery (filed as Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 8, 2018 and incorporated by reference herein)

10.4.2+	Transition Agreement, dated October 17, 2019, by and between the Registrant and Joseph P. Slattery (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2019 and incorporated by reference herein)

10.5 +	TransEnterix, Inc. 2006 Stock Plan, as amended on November 29, 2011 (filed as Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 (File No. 333-191011), filed with the SEC on September 5, 2013 and incorporated by reference herein)

10.6 +	TransEnterix, Inc. Amended and Restated Incentive Compensation Plan, as amended and restated effective April 24, 2019 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 26, 2019 and incorporated by reference herein)

10.7 ++	License Contract between the European Union and Vulcanos S.r.l. (now known as TransEnterix Italia S.r.l.), dated September 18, 2015 (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2015 and incorporated by reference herein)

10.8	Amended and Restated AutoLap System Sale Agreement, dated October 15, 2019, by and between the Registrant and Great Belief International Limited (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 17, 2019 and incorporated by reference herein)

10.9	Loan and Security Agreement, dated May 23, 2018, with the several banks and other financial institutions or entities from time to time party to the Loan Agreement as Lenders and Hercules Capital, Inc., as administrative agent and collateral agent (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2018 and incorporated by reference herein)

10.9.1++	First Amendment to Loan and Security Agreement, dated May 7, 2019, with the several banks and other financial institutions or entities from time to time party to the Loan Agreement as Lenders and Hercules Capital, Inc., as administrative agent and collateral agent (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 9, 2019 and incorporated by reference herein)

Exhibit Number	Description

10.9.2	Consent and Second Amendment to Loan and Security Agreement, dated July 10, 2019, with the several banks and other financial institutions or entities from time to time party to the Loan Agreement as Lenders and Hercules Capital, Inc., as administrative agent and collateral agent (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 8, 2019 and incorporated by reference herein)

10.10 +	TransEnterix, Inc. Non-Employee Director Compensation Program, effective July 1, 2020 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2020 and incorporated by reference herein)

10.11	Purchase Agreement by and between the Registrant and Lincoln Park Capital, LLC dated February 10, 2020 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on February 10, 2020 and incorporated by reference herein)

10.12	Registration Rights Agreement dated February 10, 2020 between the Registrant and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 10, 2020)

10.13	Offer Letter, dated December 17, 2019, to Brett Farabaugh (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 3, 2020 and incorporated by reference herein)

10.14	Form of Series B Warrants Exchange Agreement dated February 24, 2020, among the Registrant and the Series B Warrant holders signatory thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 25, 2020)

10.15	Promissory Note, dated April 18, 2020, by and between the Registrant and City National Bank, a national banking association (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 28, 2020)

5.1*	Opinion of Ballard Spahr LLP

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2020)

23.1*	Consent of BDO USA, LLP

23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page)

+	A management contract, compensatory plan or arrangement required to be separately identified.
++

Confidential treatment has been granted for certain portions of the agreement pursuant to a confidential treatment request filed with the Commission on November 9, 2015 and May 9, 2019, respectively. Such provisions have been filed separately with the Commission.

*	Filed herewith

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on May 18, 2020.

TRANSENTERIX, INC.

By:	/s/ Anthony Fernando
Anthony Fernando
President and Chief Executive Officer
(principal executive officer)

By:	/s/ Brett Farabaugh
Brett Farabaugh
Interim Chief Financial Officer
(principal financial officer and
principal accounting officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Anthony Fernando, Brett Farabaugh and Joshua Weingard as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Anthony Fernando	President, Chief Executive Officer and Director (principal executive officer)	May 18, 2020
Anthony Fernando

/s/ Brett Farabaugh	Interim Chief Financial Officer (principal financial officer and principal accounting officer)	May 18, 2020
Brett Farabaugh

/s/ Paul A. LaViolette	Chairman of the Board and Director	May 18, 2020
Paul A. LaViolette

/s/ Andrea Biffi	Director	May 18, 2020
Andrea Biffi

/s/ Jane H. Hsiao	Director	May 18, 2020
Jane H. Hsiao, Ph.D.

Signature	Title	Date

Director
William N. Kelley, M.D.

/s/ David B. Milne	Director	May 18, 2020
David B. Milne

/s/ Richard C. Pfenniger, Jr.	Director	May 18, 2020
Richard C. Pfenniger, Jr.

/s/ William N. Starling, Jr.	Director	May 18, 2020
William N. Starling, Jr.